Exhibit 99.1

ON Semiconductor Acquires Sound Design Technologies, Ltd.

Canadian acquisition solidifies ON Semiconductor as a leading supplier of ultra-low-power DSP technology for hearing aids and audio processing applications

PHOENIX, Ariz. – June 9, 2010 – ON Semiconductor Corporation (Nasdaq: ONNN) a premier supplier of high performance, energy efficient silicon solutions for green electronics, today announced it has acquired privately held Sound Design Technologies, Ltd. (SDT) from an affiliate of Global Equity Capital, LLC, in an all cash transaction for initial consideration of approximately $22 million.

Under the terms of the acquisition, the seller will also have the ability to receive additional earn-out proceeds of up to $10 million if, among other things, SDT is able to meet certain revenue thresholds in 2010, 2011 and 2012. The initial consideration value represents approximately one times SDT’s first quarter 2010 annualized sales levels. SDT will now become an integrated part of ON Semiconductor’s Medical Division, based in Waterloo, Ontario, Canada.

“The acquisition of Sound Design Technologies solidifies our position as a leading supplier of ultra-low-power digital signal processing (DSP) technology for hearing aids and audio processing applications,” said Robert Tong, vice president of ON Semiconductor’s Medical Division. “In addition, the acquisition strengthens the company’s talent base and adds an experienced design and applications engineering team for the audiology segment. SDT’s advanced manufacturing expertise in chip-scale capacitors and high density packaging will also expand our capabilities in delivering advanced, highly miniaturized packaging technology, crucial for hearing aid and similarly size-constrained applications that demand medical-grade quality.”

Michael Hirano, executive vice president, Operations of Global Equity Capital, stated, “Matching SDT’s cutting edge technology with ON Semiconductor’s worldwide presence and industry expertise is a natural next step in the evolution of the business, also benefiting SDT customers building sophisticated hearing products.”

SDT is a leading designer and manufacturer of ultra-low-power semiconductor solutions for hearing aids and portable, battery-powered DSP applications, and a leading provider of advanced high density interconnect technologies used in custom miniaturized packages. Based in Burlington, Ontario, Canada SDT has a 37-year history of innovation in developing miniaturized audio processors. The hearing instrument products and manufacturing operations of Gennum Corporation were acquired in 2007 to form SDT. For more information, visit www.sounddesigntechnologies.com.

About Global Equity Capital, LLC

Global Equity Capital, LLC (GEC) is a private equity firm focused on value creation through extensive operating expertise in small to middle-market transactions. GEC provides speed and flexibility in carve-outs of non-core assets from public and private entities, financial or operational turnarounds and growing

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ON Semiconductor Acquires Sound Design Technologies Ltd.

businesses looking for operational and financial resource assistance. GEC is led by an experienced team, which has demonstrated over time a reliable track record of creating substantial value in its portfolio companies for shareholders and management. GEC is headquartered in Boulder, Colorado. For more information visit www.globalequitycap.com.

About ON Semiconductor

ON Semiconductor Corporation (Nasdaq: ONNN) is a premier supplier of high performance, energy efficient, silicon solutions for green electronics. The company’s broad portfolio of power and signal management, logic, discrete and custom devices helps customers efficiently solve their design challenges in automotive, communications, computing, consumer, industrial, LED lighting, medical, military/aerospace and power applications. ON Semiconductor operates a world-class, value-added supply chain and a network of manufacturing facilities, sales offices and design centers in key markets throughout North America, Europe, and the Asia Pacific regions. For more information, visit http://www.onsemi.com.

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ON Semiconductor and the ON Semiconductor logo are registered trademarks of Semiconductor Components Industries, LLC. All other brand and product names appearing in this document are registered trademarks or trademarks of their respective holders. Although the company references its website in this news release, information on the website is not to be incorporated herein.

This document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements related to the consummation and benefits of the acquisition by ON Semiconductor Corporation (“ON”) of Sound Design Technologies, Ltd. (“SDT”) and the future financial performance of ON. These forward-looking statements are based on information available to us as of the date of this release and current expectations, forecasts and assumptions and involve a number of risks and uncertainties that could cause actual results to differ materially from those anticipated by these forward-looking statements. Such risks and uncertainties include a variety of factors, some of which are beyond our control. In particular, such risks and uncertainties include, but are not limited to, difficulties encountered in integrating SDT; the possibility that expected benefits and cost savings may not materialize as expected; the variable demand and the aggressive pricing environment for semiconductor products; dependence on each company’s ability to successfully manufacture in increasing volumes on a cost-effective basis and with acceptable quality for its current products; the adverse impact of competitive product announcements; revenues and operating performance; poor economic conditions and markets, including the current credit markets; the cyclical nature of the semiconductor industry; changes in demand for our products; changes in inventories at customers and distributors; technological and product development risks; availability of raw materials; competitors’ actions; pricing and gross margin pressures; loss of key customers; order cancellations or reduced bookings; changes in manufacturing yields; control of costs and expenses; significant litigation; risks associated with acquisitions and dispositions generally; risks associated with leverage and restrictive covenants in debt agreements; risks associated with international operations including foreign employment and labor matters associated with unions and collective bargaining agreements; the threat or occurrence of international armed conflict and terrorist activities both in the United States and internationally; risks related to new legal requirements such health care reform; risks and costs associated with increased and new regulation of corporate governance and disclosure standards; and risks involving environmental or other governmental regulation. Information concerning additional factors that could cause results to differ materially from those projected in the forward-looking statements is contained in ON’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other of our filings with the Securities and Exchange Commission. These forward-looking statements should not be relied upon as representing our views as of any subsequent date and we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made.

ON Semiconductor Acquires Sound Design Technologies Ltd.

Media Contact	Investor Contacts

Anne Spitza	Ken Rizvi
Corporate Communications	Treasurer and Vice President
ON Semiconductor	ON Semiconductor
(602) 244-6398	(602) 244-3437
anne.spitza@onsemi.com	ken.rizvi@onsemi.com

Angela Blatteis
Global Equity Capital, LLC
communications@globalequitycap.com
(310) 443-4246

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